Exhibit 99.1

[LOGO]

FROM:	Ketchum Six PPG Place - Pittsburgh, Pa. 15222-5488 Contact: Mark Deasy – (412) 456-3843

FOR:	MSA (Mine Safety Appliances Company) Ticker: MSA (AMEX) Contact: Dennis L. Zeitler – (412) 967-3047

FOR IMMEDIATE RELEASE

MSA Announces Special $53.9 Million Distribution to Shareholders

Net Proceeds of Callery Chemical Division Sale to be Distributed

PITTSBURGH, November 4, 2003 — Mine Safety Appliances Company (Amex: MSA) announced today that it will distribute to shareholders net proceeds of $53.9 million received from the recent sale of its Callery Chemical division. The sale of that division to BASF Corporation closed on September 12, 2003, for approximately $65 million. Callery Chemical is a highly successful specialty chemical business that was an important investment for MSA for decades. The sale of Callery Chemical will allow MSA to focus on the growth of its core safety products business.

The net proceeds, estimated to be $4.38 per common share, will be distributed on November 24 to shareholders of record on November 14. This capital distribution represents the gross proceeds of the sale transaction, less expenses and taxes.

(More)

“This distribution is a unique opportunity for MSA’s shareholders to benefit from our efforts at Callery Chemical over the nearly seven decades that we operated that business,” said John T. Ryan III, Chairman and CEO. “We are pleased to be able to make this special distribution at a time when our core safety business is growing and our cash flow from the continuing business is expected to be fully capable of funding future growth opportunities. Having just announced record third quarter and year-to-date 2003 earnings, this distribution represents another opportunity for our shareholders to participate in the growing success of MSA,” Mr. Ryan concluded.

MSA is the largest company dedicated to producing a complete range of equipment and systems for firefighters, homeland security, military, industrial workers and plant protection. A global company with 28 international affiliates, MSA has annual sales of over $650 million, and its products help protect lives in more than 140 countries. Key offerings include respiratory protective equipment including gas masks and self-contained breathing apparatus, products for head, eye and face protection, hearing protection products, thermal imaging cameras, fall protection equipment, and portable and permanently installed gas detection and monitoring devices.

# # #